Exhibit 99.1
Deloitte & Touche LLP
Two Prudential Plaza
180 North Stetson Avenue
Chicago, Illinois 60601-6779


INDEPENDENT ACCOUNTANTS' REPORT

Audit Committee of the Board of Directors
Wickes Inc.

Introduction
------------

We have been engaged to report on the appropriate application of generally accepted accounting principles to the specific transaction described below. This report is being issued to the Audit Committee of Wickes Inc. ("Wickes" or the "Company") for assistance in evaluating accounting principles for the described specific transaction. Our engagement has been conducted in accordance with standards established by the American Institute of Certified Public Accountants.

Description of the Transaction
------------------------------

The facts, circumstances, and assumptions relevant to the specific transaction as provided to us by the management of Wickes are as follows:

"    The Company had inventory with an original cost basis of
  approximately $1.6 million which was to be discontinued.

"    Management of the Company had recorded an adjustment of
  approximately $400,000 to reduce the carrying value of the inventory to their estimate of the lower of cost or market value.

"    The Company entered into negotiations with a barter company,
  Active International ("Active"). The Company agreed to transfer the inventory to Active in exchange for barter credits with a denominated value of $1.6 million.

"    Prior to the final agreement being signed, Active requested that the Company act as Active's agent to liquidate the inventory. Active further requested that Wickes guarantee proceeds of $400,000 to Active from the liquidation. The amount was negotiated to $350,000, and Wickes agreed. The agreement states that Wickes "covenants to arrange for the resale of the merchandise, at no additional cost to Active, on behalf of Active and for the account of Active, and to cause the cash proceeds from the resale of the merchandise to be remitted directly to Active." Additionally, the agreement states that Wickes "unconditionally guarantees" that Active receive proceeds in an amount no less than $350,000. Any additional proceeds from the liquidation of the merchandise inured to Wickes.

"    The agreement states that the Company "sells and transfers title" to the merchandise to Active. The agreement also states that "despite the prior transfer of title herein pursuant to this bill of sale, risk of loss, as well as insurance, warehousing, handling and assembly costs relating to the merchandise shall remain the responsibility of Wickes until the merchandise is delivered pursuant to this agreement."

"    The $350,000 was to be paid, in cash, in two installments.
  The first installment of $175,000 was to be paid on or before November 11, 1998. The second installment is due when Wickes has used or committed to use $800,000 of the barter credits.

"    Wickes liquidated the merchandise for approximately
  $485,000. The liquidation was done in the slow season for the Company and at much greater than normal discounts.


Appropriate Accounting Principles
---------------------------------

Accounting Principles Board Opinion No. 29, Accounting for
                                            --------------
Nonmonetary Transactions ("APB No. 29") refers to exchanges that
------------------------
involve little or no monetary assets or liabilities as nonmonetary transactions. The accounting for the exchange of nonmonetary assets for barter credits is addressed in EITF Issue 93-11, Accounting for Barter Transactions Involving Barter
       ---------------------------------------------------
Credits. EITF 93-11 states that an exchange of a nonmonetary
-------
asset for barter credits should be accounted for in accordance with APB No. 29

APB No. 29 defines an "exchange" as follows:

  A reciprocal transfer between an enterprise and another entity
  --------------------------------------------------------------
  that results in the enterprise's acquiring assets or services
  -------------------------------------------------------------
  or satisfying liabilities by surrendering other assets or
  ---------------------------------------------------------
  services or incurring other obligations.
  ----------------------------------------

The Company contends that it exchanged the inventory for the barter credits and then separately agreed to serve as Active's agent to sell the merchandise. However, based on the language in the agreement and the Company's description of the transaction, it does not appear that the inventory was "exchanged" for the barter credits. The terms of the agreement calling for the "unconditional guarantee" of $350,000 in proceeds with any additional proceeds inuring to Wickes, and risk of loss remaining with Wickes, seem to indicate that Wickes retained the risks and rewards of ownership of the inventory and that the inventory was not actually exchanged for the barter credits. Rather, based on the terms of the agreement, it appears that the Company effectively purchased the barter credits for $350,000. It is only the transfer of the cash that satisfies the company's obligations under the agreement.

Accordingly, we believe that the transaction should be accounted for as a monetary transaction. In an exchange of monetary assets for nonmonetary assets, the amount of monetary assets or liabilities exchanged generally provides an objective basis for measuring the cost of nonmonetary assets or services received by an enterprise as well as for measuring gain or loss on nonmonetary assets transferred from an enterprise. In this case, because the Company exchanged $350,000 for the barter credits, the barter credits should be recorded at a value of $350,000.

The sale of the inventory should be recorded at the amount ultimately received in cash (i.e., $485,000) from the sales to customers, and an additional loss of approximately $715,000 would need to be recorded on the inventory.


Concluding Comments
-------------------

The ultimate responsibility for the decision on the appropriate application of generally accepted accounting principles for an actual transaction rests with the preparers of financial statements, who should consult with their continuing accountants. Our judgment on the appropriate application of generally accepted accounting principles for the specific transaction described is based solely on the facts, circumstances, and assumptions provided to us as described above; should the facts, circumstances, or assumptions differ from those described, our conclusions might change. This report should not be used by, or circulated, quoted or distributed to anyone who is not a member of management or of the board of directors of the Company.


/s/ Deloitte & Touche LLP

September 7, 1999